Exhibit 99.1

Akorn Reports 2013 Fourth Quarter and Year-End Financial Results

-Reports Q4 Revenue of $85.0 million and Q4 Adjusted EPS of $0.14-

LAKE FOREST, Ill.--(BUSINESS WIRE)--March 3, 2014--Akorn, Inc. (NASDAQ: AKRX), a niche generic pharmaceutical company, today reported financial results for the fourth quarter and year-ended December 31, 2013.

Raj Rai, Chief Executive Officer commented, “2013 was a pivotal year for Akorn. As a result of investment in our sales infrastructure and new product launches, we grew our business by over 20% year-over-year. In addition, we announced the planned acquisition of Hi-Tech and completed acquisitions that expanded our branded ophthalmic portfolio. We expect 2014 to be a transformational year as we evolve into a well diversified company, with a variety of niche dosage forms, and a commercial platform to launch novel ophthalmic formulations through partnerships and acquisitions.”

2013 Key Highlights and Accomplishments

  Achieved record year-end consolidated revenue of $317.7 million, an increase of 24% over the prior year.
  Generated record operating cash flow of $57.3 million.
  Announced the planned acquisition of Hi-Tech Pharmacal (Hi-Tech) to build scale, breadth of products and dosage forms, and enhance the diversification of the Company’s product portfolio.
  Filed 12 ANDAs and completed the development on an additional 11 ANDAs with a combined annual IMS market size of approximately $2.3 billion.
  Completed the acquisition of the U.S. rights to three branded ophthalmic products from Merck; AzaSite®, COSOPT® and COSOPT® PF.

Financial Results for the Quarter Ended December 31, 2013

Consolidated revenue for the fourth quarter of 2013 was $85.0 million, which was an increase of 19% over the fourth quarter 2012 consolidated revenue of $71.5 million. The increase in consolidated revenue was largely driven by the sale of products launched late in the fourth quarter of 2012 and at the beginning of 2013. Consolidated gross margin for the fourth quarter of 2013 was 55.3% compared to 58.7% in the comparable prior year period. The decrease in the Company’s overall gross profit margin was due to a significant percentage of Akorn’s revenue growth coming from products that were contract manufactured, some of which also contain profit sharing arrangements with development partners. Pricing pressure for various products was also a contributing factor to the overall decrease in gross profit margin.

Net income for the fourth quarter of 2013 was $16.7 million, or $0.14 per diluted share, compared to net income of $8.8 million, or $0.08 per diluted share, in the prior year quarter. Non-GAAP adjusted net income for the fourth quarter of 2013 was $16.1 million, or $0.14 per diluted share, compared to non-GAAP adjusted net income of $14.6 million, or $0.13 per diluted share, in the prior year quarter.

Financial Results for the Year Ended December 31, 2013

Consolidated revenue for the year 2013 was $317.7 million, an increase of by 24% over the prior year consolidated revenue of $256.2 million. The increase in consolidated revenue was driven by increased sales of new and revived products which accounted for approximately $48.5 million of the increase. Sales of existing products accounted for $12.0 million of the increase, and business and product acquisitions accounted for the remainder.

Consolidated gross margin for 2013 was 54.1% compared to 58.0% in the prior year. The decrease in the Company’s overall gross profit margin was due to a significant percentage of Akorn’s revenue growth coming from products that were contract manufactured, some of which also contain profit sharing arrangements with development partners. Pricing pressure for various products was also a contributing factor to the overall decrease in gross profit margin.

Net income for 2013 was $52.4 million, or $0.46 per diluted share, compared to net income of $35.4 million, or $0.32 per diluted share, in the prior year. Non-GAAP adjusted net income for 2013 was $62.5 million, or $0.55 per diluted share, compared to non-GAAP adjusted net income of $57.6 million, or $0.52 per diluted share, in the prior year.

The Company generated $57.3 million in cash flow from operating activities in 2013 and ended the year with $34.2 million in cash and cash equivalents after funding the fourth quarter acquisition of branded ophthalmic products from Merck.

Filing Extension for Form 10-K

Separately, today the Company filed a Form 12b-25, Notification of Late Filing with the Securities and Exchange Commission that allows the Company to extend the deadline to file its Form 10-K for the year-ended December 31, 2013. The Company has not completed its testing and assessment of the effectiveness of its internal control over financial reporting due in part to identified control deficiencies related to completeness and accuracy of underlying data used in the determination of certain significant estimates and accounting transactions as well as the existence of inadequate segregation of duties. The Company believes that these deficiencies, or combination of deficiencies, represent material weaknesses in its internal control over financial reporting. There is a possibility that upon completion of its testing and assessment of the effectiveness of internal controls over financial reporting, the Company may determine that there are additional material weaknesses. The Company expects to file within the 15-day extension period and expects final financial results will be consistent with those reported in this release.

2014 Outlook

The following table provides Akorn’s 2014 guidance, which assumes that the Company’s acquisition of Hi-Tech closes on April 1, 2014. Further, while Akorn has 65 ANDAs on file with the FDA, this guidance does not consider the impact of new product approvals given the timing uncertainty of the regulatory approval process.

Total revenues	$540 – 560	Million

Total gross margin percentage	52 – 54%

SG&A expenses	$98 – 103	million

R&D expenses	$39 – 43	million

Intangible asset amortization expense	$30	million

Income tax rate	~ 37%

GAAP net income	$53 – 57	million

GAAP net income per diluted share	$0.45 – 0.48

Adjusted net income	$90 – 93	million

Adjusted net income per diluted share	$0.76 – 0.79

Capital expenditures	$45 – 55	million

Fully diluted share count	118	Million

2014 Outlook Assumptions

  Assumes no generic is launched for Nembutal.
  Revenue has been reduced for products the Company anticipates divesting as a result of the Hi-Tech acquisition.
  Cost synergies resulting from the Hi-Tech acquisition are expected to be realized throughout the year and will accelerate as the year progresses. The Company anticipates ending the year at a $20 million annual run-rate for synergies.
  The Company anticipates that it will incur approximately $15 million in one-time acquisition-related expenses to close the Hi-Tech transaction and realize synergies. These expenses are reflected as an add-back to adjusted net income per diluted share in the GAAP to non-GAAP reconciliation later in this release.
  A significant portion of the 2013 planned capital spending related to the expansion of our Indian facilities has rolled into the 2014 Outlook. In addition, the Company is investing in modernization projects at our Decatur, Illinois sterile injectables facility. Finally, the 2014 Outlook also includes capital expenditures anticipated for Hi-Tech.
  Fully diluted share count is based on most recent share price.

Frequently Asked Questions

Q: Will Akorn be able to maintain 2013 gross margins of approximately 54% in 2014?

A: Overall gross margins for 2014 are expected to be in the range of 52-54% as a result of the full year impact of partnered products launched in early 2013 and the addition of Hi-Tech’s portfolio at an estimated 48% gross margin.

Q: Are there margin improvement opportunities in the future?

A: Yes, longer-term margins are expected to improve. The vast majority of Akorn’s active pipeline products will be manufactured by Akorn with no partnering or shared economics and as a result are expected to have higher margins than the products which contributed to growth in 2013. Additionally, the Company expects improvement in the margins on its more competitive products once it achieves US FDA approval of the Indian manufacturing site.

Q: When will the Akorn India facilities be US FDA approved?

A: In February 2014, the Company filed its first product out of one of Akorn India’s four facilities. Because this is a site transfer of an approved NDA product, the Company anticipates the FDA will inspect the facility in 2014. By that time, Akorn plans to have products filed out of each of the remaining manufacturing facilities.

Q: Why is Akorn projecting a substantial increase in R&D costs?

A: There are three primary factors contributing to the increased costs: 1) the Generic Drug User Fee Act (“GDUFA”) fees associated with the projected 35-40 abbreviated new drug application (“ANDA”) filings for 2014; 2) the cost of bio-equivalence (“BE”) studies associated with high-value products; and 3) the increased internal R&D costs resulting from the expansion of Akorn’s R&D infrastructure, the costs associated with product development and global filings out of Akorn India, and the inclusion of Hi-Tech in the 2014 Outlook. The Company views ongoing investment in R&D as a key to its long-term growth objectives.

Q: Can you provide some guidance on new product approvals?

A: It has become increasingly difficult to predict timing of new approvals given the implementation of GDUFA and the growing backlog of filings at the FDA.

The following table shows the number and total IMS market size of our ANDA filings based on the age of the filing (in months):

Filed Age		Tentative		<24 months		24-36 months		>36 months		Total
		Count	Value*	Count	Value*	Count	Value*	Count	Value*	Count	Value*
Ophthalmic	Brand	2	$274	8	$888	3	$35	-	$-	13	$1,198
	Generic	-	$-	8	$559	3	$102	-	$-	11	$661
Injectable	Brand	1	$220	5	$1,127	7	$421	-	$-	13	$1,768
	Generic	1	$56	15	$392	-	$-	4	$502	20	$949
Other	Brand	-	$-	-	$-	-	$-	-	$-	-	$-
	Generic	-	$-	2	$5	-	$-	6	$972	8	$977
Total		4	$550	38	$2,972	13	$558	10	$1,473	65	$5,553

* The IMS market size, shown in millions, is based on the IMS data for the trailing 12 months ended December 31, 2013, and excludes any trade and customary allowances and discounts. The IMS market size is not a forecast of our future sales.

Q: What is the impact of GDUFA on the approval timelines for your pending filings?

A: Following the implementation of GDUFA, the FDA modified the ANDA review process. In the past, before GDUFA implementation, the Company used to receive regular feedback from each discipline in the form of individual deficiencies. This regular feedback allowed the Company to stay on top of the status of the review and resolve any issues in a dynamic and timely fashion. Now, for all pending filings including those filed pre-GDUFA, the feedback is less frequent, and comes in the form of a Complete Response Letter which is not issued until the FDA has collected the feedback from each discipline. It is our expectation that this new Complete Response Letter process has significantly lengthened the time to approval.

In 2013, Akorn submitted responses to six Complete Response Letters received from the FDA. As of now, the Company has an additional 14 CRLs that will be responded to shortly.

Fourth Quarter 2013 Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time on Monday, March 3, 2014, to discuss fourth quarter 2013 results followed by a Q&A session. The domestic call-in number is 888-461-2024 and the international call-in number is 719-325-2454. The confirmation code for all callers is 3623707. The URL for the webcast is http://www.videonewswire.com/event.asp?id=97915. A live broadcast of the conference call will also be available online at www.akorn.com under the Investor Relations tab and available for replay for 30 days.

About Akorn, Inc.

Akorn, Inc. is a niche generic pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois, Somerset, New Jersey and Paonta Sahib, India where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of sales, projections of certain charges and expenses, projections related to the number and potential market size of ANDAs, projections with respect to timing and impact of pending acquisitions, and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, prospective acquisitions, future performance or results of current and anticipated products and acquired assets, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Akorn is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Akorn’s definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income:

  Plus interest income (expense), net
  Plus provision for income taxes
  Plus depreciation and amortization
  Plus non-cash expenses, such as share-based compensation expense, and deferred financing cost amortization
  Plus other adjustments, such as legal settlements and various acquisition related expenses
  Less settlement of product warranty liability
  Less gains on hedging transactions
  Less gains related to bargain purchase transactions
  Less elimination of unfavorable contract accruals

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company’s true operational performance (i.e. fair value adjustments to the carrying value of stock warrants liability).

Adjusted net income, as defined by the Company, is calculated as follows:

Net income:

  Plus the recorded provision for income taxes
  Plus intangible asset amortization
  Plus non-cash expenses, such as non-cash interest, share-based compensation expense, and deferred financing cost amortization
  Plus other adjustments, such as legal settlements and various acquisition related expenses
  Less settlement of product warranty liability
  Less gains on hedging transactions
  Less gains related to bargain purchase transactions
  Less elimination of unfavorable contract accruals
  Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards

Adjusted net income per diluted share is equal to Adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items that have no impact on current or future cash flows, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance. Adjusted net income and Adjusted net income per diluted share provide the Company and investors with income figures that would be expected to be more aligned with cash flows than GAAP net income, which includes a number of non-cash income and expense items.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company’s performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company’s compensation package for its directors, officers and other key employees. Due to the inherent limitations of each of these non-GAAP financial measures, the Company’s management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012

Revenues	$84,953	$71,520	$317,711	$256,158
Cost of sales (excluding amortization of intangibles)	37,983	29,549	145,807	107,466
GROSS PROFIT	46,970	41,971	171,904	148,692

Selling, general and administrative expenses	14,415	14,428	53,508	48,053
Acquisition-related costs	934	-	2,912	9,155
Research and development expenses	4,001	6,034	19,858	15,858
Amortization of intangibles	2,444	1,794	7,422	6,870
TOTAL OPERATING EXPENSES	21,794	22,256	83,700	79,936

OPERATING INCOME	25,176	19,715	88,204	68,756

Amortization of deferred financing costs	(220)	(201)	(842)	(782)
Interest expense, net	(2,262)	(3,850)	(8,649)	(10,474)
Bargain purchase gain	3,707	-	3,707	-
Other non-operating income, net	273	-	475	-
INCOME BEFORE INCOME TAXES	26,674	15,664	82,895	57,500
Income tax provision	9,996	6,853	30,533	22,122
NET INCOME	$16,678	$8,811	$52,362	$35,378

NET INCOME PER SHARE:
BASIC	$0.17	$0.09	$0.54	$0.37
DILUTED	$0.14	$0.08	$0.46	$0.32

SHARES USED IN COMPUTING NET INCOME PER SHARE:
BASIC	96,431	95,520	96,181	95,189
DILUTED	116,494	110,757	113,898	110,510

COMPREHENSIVE INCOME:
Net income	16,678	8,811	52,362	35,378
Foreign currency translation gain (loss)	761	(2,212)	(6,463)	(5,904)
Comprehensive income	17,439	6,599	$45,899	$29,474

AKORN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
IN THOUSANDS, EXCEPT SHARE DATA
(UNAUDITED)

	DECEMBER 31,	DECEMBER 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$34,178	$40,781
Trade accounts receivable, net	64,998	51,017
Inventories	55,982	52,495
Deferred taxes, current	7,945	9,190
Prepaid expenses and other current assets	5,753	5,224
TOTAL CURRENT ASSETS	168,856	158,707
PROPERTY, PLANT AND EQUIPMENT, NET	82,108	80,679
OTHER LONG-TERM ASSETS:
Goodwill	29,831	32,159
Product licensing rights, net	115,900	63,654
Other intangibles, net	14,605	16,731
Deferred financing costs	5,676	3,078
Deferred taxes, non-current	1,643	930
Long-term investments	10,006	10,299
Other	3,180	3,328
TOTAL OTHER LONG-TERM ASSETS	180,841	130,179
TOTAL ASSETS	$431,805	$369,565

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$22,999	$21,784
Accrued compensation	7,692	7,533
Accrued royalties	6,004	5,768
Accrued administration fees	2,544	2,204
Accrued expenses and other liabilities	7,278	6,002
Purchase consideration payable	14,728	-
TOTAL CURRENT LIABILITIES	61,245	43,291
LONG-TERM LIABILITIES:
Convertible notes due 2016	108,750	104,637
Purchase consideration payable	-	16,113
Deferred taxes, non-current	-	1,991
Product warranty liability	-	1,299
Lease incentive obligations and other long-term liabilities	1,630	1,153
TOTAL LONG-TERM LIABILITIES	110,380	125,193
TOTAL LIABILITIES	171,625	168,484
SHAREHOLDERS' EQUITY:
Common stock, no par value -- 150,000,000 shares authorized, 96,569,186 and 95,844,012 shares issued and outstanding December 31, 2013 and December 31, 2012, respectively	239,235	226,035
Warrants to acquire common stock	17,946	17,946
Retained earnings (accumulated deficit)	15,366	(36,996)
Accumulated other comprehensive loss	(12,367)	(5,904)
TOTAL SHAREHOLDERS' EQUITY	260,180	201,081
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$431,805	$369,565

AKORN, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
IN THOUSANDS (UNAUDITED)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Consolidated net income	$16,678	$8,811	$52,362	$35,378
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	4,551	3,215	14,476	11,455
Write-off and amortization of deferred financing fees	220	201	842	782
Amortization of unfavorable contract liability	(1,430)	(635)	(1,905)	(635)
Non-cash stock compensation expense	1,376	1,983	7,050	7,032
Non-cash interest expense	1,208	2,821	4,634	6,436
Gain on bargain purchase	(3,707)	-	(3,707)	-
Deferred tax assets, net	262	(133)	2,091	67
Excess tax benefit from stock compensation	(1,736)	(2,081)	(2,928)	(4,488)
Non-cash settlement of product warranty liability	-	-	(1,299)	-
Equity in earnings of unconsolidated joint venture	(4)	-	(80)	-
Changes in operating assets and liabilities:
Trade accounts receivable	(3,419)	(6,648)	(14,277)	(23,856)
Inventories	778	(2,367)	(3,797)	(15,447)
Prepaid expenses and other assets	(1,515)	(4,637)	(648)	(5,689)
Trade accounts payable	531	5,222	1,975	4,489
Accrued expenses and other liabilities	1,123	(820)	2,537	10,720
NET CASH PROVIDED BY OPERATING ACTIVITIES	14,916	4,932	57,326	26,244

INVESTING ACTIVITIES
Payments for acquisitions and equity investments	(54,969)	177	(55,482)	(55,047)
Purchases of property, plant and equipment	(3,706)	(5,698)	(11,642)	(20,454)
Distribution from unconsolidated joint venture	250	-	250	-
NET CASH USED IN INVESTING ACTIVITIES	(58,425)	(5,521)	(66,874)	(75,501)

FINANCING ACTIVITIES
Debt financing costs	(475)	-	(3,032)	-
Excess tax benefit from stock compensation	1,736	2,081	2,928	4,488
Proceeds under stock option and stock purchase plans	783	906	3,222	1,878
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,044	2,987	3,118	6,366

Effect of changes in exchange rates on cash & cash equivalents	45	(19)	(173)	(290)
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(41,420)	2,379	(6,603)	(43,181)
Cash and cash equivalents at beginning of period	75,598	38,402	40,781	83,962
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,178	$40,781	$34,178	$40,781

AKORN, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
IN THOUSANDS (UNAUDITED)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012

NET INCOME	$16,678	$8,811	$52,362	$35,378

ADJUSTMENTS TO ARRIVE AT EBITDA:
Depreciation expense	2,107	1,427	7,054	4,585
Amortization expense	2,444	1,794	7,422	6,870
Interest expense, net	2,262	3,850	8,649	10,474
Income tax provision	9,996	6,853	30,533	22,122
EBITDA	$33,487	$22,735	$106,020	$79,429

NON-CASH AND OTHER NON-RECURRING INCOME
AND EXPENSES:
Acquisition-related expenses	934	-	3,233	8,835
Non-cash stock compensation expense	1,376	1,983	7,050	7,032
Non-cash settlement of product warranty liability	-	-	(1,299)	-
Rupee hedge	(208)	-	(208)	-
Bargain purchase gain	(3,707)	-	(3,707)	-
Amortization of unfavorable contract liability	(1,270)	-	(1,270)	-
Write-off and amortization of deferred financing costs	220	201	842	782
Litigation settlement	74	-	459	-
ADJUSTED EBITDA	$30,906	$24,919	$111,120	$96,078

AKORN, INC.
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA (UNAUDITED)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012

NET INCOME	$16,678	$8,811	$52,362	$35,378

INCOME TAX PROVISION	9,996	6,853	30,533	22,122

INCOME BEFORE INCOME TAXES	26,674	15,664	82,895	57,500

ADJUSTMENTS TO ARRIVE AT ADJUSTED NET INCOME:
Acquisition-related expenses	1,021	-	3,320	8,835
Non-cash stock compensation expense	1,376	1,983	7,050	7,032
Non-cash interest expense	1,208	2,821	4,634	6,436
Amortization expense	2,444	1,794	7,422	6,870
Non-cash settlement of product warranty liability	-	-	(1,299)	-
Rupee hedge	(208)	-	(208)	-
Bargain purchase gain	(3,707)	-	(3,707)	-
Amortization of unfavorable contract liability	(1,270)	-	(1,270)	-
Write-off and amortization of deferred financing costs	220	201	842	782
Litigation settlement	74	-	459	-

ADJUSTED INCOME BEFORE INCOME TAXES	27,832	22,463	100,138	87,455

ADJUSTED INCOME TAX PROVISION	11,747	7,857	37,631	29,810

ADJUSTED NET INCOME	16,085	14,606	62,507	57,645

ADJUSTED NET INCOME PER DILUTED SHARE	$0.14	$0.13	$0.55	$0.52

AKORN, INC.
2014 FINANCIAL GUIDANCE

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED NET INCOME:

GAAP NET INCOME	$53 - 57	million

Add:
Intangible asset amortization expense	$30	million
Share-based compensation expense	$6	million
Non-cash interest expense	$5	million
Amortization of deferred financing costs	$3	million
Acquisition-related expenses	$15	million

Subtract:
Tax effect of adjustments	($22)	million

ADJUSTED NET INCOME	$90 - 93	million

ADJUSTED NET INCOME PER DILUTED SHARE	$0.76 - 0.79	million

SHARES USED IN COMPUTING ADJUSTED NET INCOME PER DILUTED SHARE	118	million

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA:

GAAP NET INCOME	$53 - 57	million

Add:
Depreciation and amortization expense	$41	million
Interest expense, net (cash & non-cash)	$30	million
Income tax provision	$31 - 33	million
EBITDA	$155 - 161	million

Add:
Share-based compensation expense	$6	million
Amortization of deferred financing costs	$3	million
Acquisition-related expenses	$15	million
ADJUSTED EBITDA	$179 - 185	million

CONTACT:
Investor Relations:
Alpha IR Group
Monica Gupta, 312-445-2870
or
At the Company:
Akorn, Inc.
Tim Dick, 847-279-6150
Chief Financial Officer